LICENSING AGREEMENT

This Agreement made this November 8, 2004

BETWEEN:

Arthro Pharmaceuticals Inc., a Nevada corporation having a Registered and Records Office located at: 2533 North Carson Street, Carson City, Nevada, 89706.

(hereinafter referred to as the "Licensee")

OF THE FIRST PART

AND:

Peter Hughes, a private businessman, having a place of business located at: 3316 West 1st Avenue, Vancouver, British Columbia, Canada, V7R 2R1.

(hereinafter referred to as the "Licensor")

OF THE SECOND PART

WHEREAS the Licensor has developed certain information, expertise, and know-how, related to a revolutionary arthritic pain reliever to be marketed under the trade name "Arthrospray". (collectively referred to as the "Technology")

AND WHEREAS the Licensor wishes to sell the exclusive rights and the Licensee wishes to purchase the exclusive rights to manufacture, market, distribute and sell the Technology in the United States and its territories.

NOW THEREFORE this Agreement witnesses that in consideration of the premises, and of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which hereby acknowledged the parties hereto have agreed to and do hereby agree as follows:

1. **DEFINITIONS**

1.1 In this agreement, unless a contrary intention appears, the following words and phrases shall mean:

a. "Territory" means the United States Of America and its territories and possessions.

b. “Technology” means and shall include any and all of the information, data, registered and unregistered trademarks, trade names, copyrights, and know-how of every nature and kind related to this Arthritic Pain Reliever in the Territory, held by the Licensor either directly or indirectly and shall include any improvements, modifications or variations thereto.

c. “License” means the exclusive right to manufacture, market, distribute and sell the Technology within the Territory.

2. **PURCHASE AND SALE OF ASSETS**

2.01 Upon the terms and subject to conditions hereof, the Licensee agrees to purchase, and the Licensor agrees to sell, assign and transfer to the Licensee the exclusive License to manufacture, market, distribute and sell the Technology within the Territory.

2.02 The parties shall, enter into such further agreements and execute any and all documents as may be necessary and reasonably required to ensure that ownership of the License that vests and remains with the Licensee.

3. **PURCHASE PRICE**

3.01 The Licensor agrees to sell and the Licensee agrees to purchase the License from the Licensor for the following consideration:

a. Two million (2,000,000) Common Shares at a par value of $0.001 per share in the capital stock of the Licensee on the Closing Date.

4. **CLOSING**

4.01 The closing of the transaction of sale and purchase hereunder will take place on November 8, 2004 at the business offices of Peter Hughes at 1:00 p.m. (the “Closing Date”)

5. **REPRESENTATIONS AND WARRANTIES**

5.01 The Licensor represents and warrants to the Licensee (and acknowledges that the Licensee has relied upon such representations and warranties in entering into this Agreement) that except as disclosed herein:

a. the Licensor has the power and capacity to own and dispose of the assets and to enter into this Agreement and to carry out its terms to the full extent;

b. there are no actions, suits, judgments, litigation proceedings or investigations outstanding, pending or to the knowledge of the Licensor threatened against the Technology, nor does the Licensor know or have any reasonable grounds or know of any basis for any such actions, suits, litigation proceedings or investigations;

c. all material transactions of the business have been properly and promptly recorded or filed in or with its respective books and records and the minute books of the business contain complete records of all meeting and proceedings of the Shareholders and Directors;

d. the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Licensor, and this Agreement constitutes a legal, valid and binding obligation of the Licensor enforceable against the Licensor in accordance with its terms except as may be limited by laws of general application effecting the rights of creditors and by general principals of equity;

e. the Licensor warrants and represents that the Licensor has good and marketable title to the Technology in the Territory and the Technology is free and clear of all liens, mortgages, charges, pledges security interests, encumbrances or other claims whatsoever, other than leases and encumbrances disclosed herein;

f. neither the execution nor delivery of this Agreement nor the completion of the transactions contemplated hereby shall violate any of the terms and provisions of any order, decree, statute, by-law or regulation agreement, covenant or restriction applicable to the Licensor;

h. the Licensor represents and warrants to the Licensee and acknowledges that the Licensee has relied upon same that the Licensor owns and has full and clear title to the Technology;

5.02 the Licensee represents and warrants to the Licensor (and acknowledges that the Licensee has relied upon such representations and warranties in entering into this Agreement) that except as disclosed herein:

(a) the company is duly organized, existing, in good standing and has the power, authority, and capacity to enter into this Agreement and to carry out the transactions contemplated by this Agreement, all of which have been duly and validly authorized by all requisite corporate proceedings.

5.03 from the date hereof until the closing the Licensor shall be diligently and act in the manner of a prudent business person in the ordinary course of business and will use its best efforts to preserve the Technology.

6. **INDEMNIFICATION CLAUSE**

The Licensor covenants and agrees to indemnify and hold harmless the Licensee from and against:

a. any and all losses, damages or deficiencies resulting from any misrepresentation, breach of warranty or non-fulfilment of any covenant on the part of the Licensor under this Agreement or from any misrepresentation or omission from any certificate or other instrument, furnished from the Company hereunder; and

b. all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incidental to any of the foregoing, the cause of action, subject matter or basis of which arose prior to November 8, 2004.

and the Licensee may, on notice in writing to the Licensor, settle such claims and make any payment in relation thereof as the Licensee sees fit.

6.01 The Licensee covenants and agrees to indemnify and hold harmless the Licensor from and against:

a. any and all losses, damages or deficiencies resulting from any misrepresentation, breach of warranty or non-fulfilment of any covenant on the part of the Licensor under this Agreement or from any misrepresentation or omission from any certificate or other instrument, furnished from the Company hereunder; and

b. all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incidental to any of the foregoing, the cause of action, subject matter or basis of which arose after November 8, 2004.

and the Licensor may, on notice in writing to the Licensee, settle such claims and make any payment in relation thereof as the Licensor sees fit.

7. **SURVIVAL**

7.01 Notwithstanding any enquiry or investigation by the Licensee, the representation and warranties of the Licensor contained in this agreement shall survive its closing of the transactions contemplated by this agreement and shall continue in full force for the benefit of the Licensee thereafter.

8. **NON-COMPETITION**

8.01 The Licensor shall not, for a period of Three (3) years from the Closing Date, individually or in partnership or jointly or in conjunction with any company person as principal, agent, employee, contractor, landlord, consultant, supplier, lender, financier, shareholder, or in any other manner, directly or indirectly, engage in, carry on or provide services in the Territory which offers services or sells products that compete with the services and products resulting from the Technology whatsoever.

9. **ENTIRE AGREEMENT**

9.01 This agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no general or specific warranties, representations or other agreements by or among the parties in connection with the entering into of this agreement or the subject matter thereof except as specifically set forth herein.

10. **SEVERABILITY**

10.01 If any provisions of this agreement are held unenforceable or invalid by a Court of competent jurisdiction, the parties hereto acknowledge and agree that the enforceability or validity of the remaining provisions shall not be affected thereby.

11. **JURISDICTION**

11.01 This agreement shall be governed by and in construed accordance with the laws of the State of Nevada and the parties hereto hereby submit to the jurisdiction of the Courts of the State of Nevada.

12. **TIME OF THE ESSENCE**

12.01 Time shall be of the essence in this agreement.

12.02 This agreement may be executed in counterpart by facsimile.

13. **ENUREMENT**

13.01 This agreement shall ensure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF THE PARTIES have hereunto set their hands and Corporate Seals, duly attested to be the hands of their properly authorized officers in their behalf on the day and year first above written.

DATED on the day and year first set forth above.

Licensor: PETER HUGHES

By ______________________
Peter Hughes

Licensee: ARTHRO PHARMACEUTICALS INC.

By ______________________
Celine Totman, Director and Secretary